Exhibit 99

Midwest Air Group, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154
414-570-4000
www.midwestairlines.com
Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 12, 2007

MIDWEST AIR GROUP REPORTS MAY PERFORMANCE;

COMMENTS ON SECOND QUARTER OUTLOOK

Milwaukee, Wisconsin, June 12, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today reported May performance data for Midwest Airlines and Midwest Connect. It should be noted that the performance report now includes operating statistics for the 50-seat regional jet fleet operated by SkyWest Airlines, affecting year-over-year comparisons for Midwest Air Group and Midwest Connect. That service, which launched April 1, has allowed for the opening of new markets as well as the conversion to Midwest Connect of some flights previously flown by Midwest Airlines.

At the group level, a 21.6% increase in traffic outpaced an 18.8% increase in capacity, resulting in a 1.8 percentage point increase in load factor compared with May 2006. Revenue per total available seat mile decreased 6.4% in the same time period.

Midwest Air Group, Inc. – Performance Report
					Five Months Ended
	May				May 31,
	2007	2006	% Change		2007	2006	% Change
Midwest Air Group
Scheduled Service Revenue Passenger Miles (000s)	412,995	339,769	21.6		1,850,401	1,657,654	11.6
Scheduled Service Available Seat Miles (000s)	517,213	435,193	18.8		2,402,671	2,212,537	8.6
Total Available Seat Miles (000s)	518,732	437,672	18.5		2,421,229	2,252,498	7.5
Load Factor (%)	79.9%	78.1%	1.8	pts.	77.0%	74.9%	2.1	pts.
Revenue Yield (estimate)	$0.1358	$0.1478	(8.1)		$0.1379	$0.1407	(1.9)
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.1084	$0.1154	(6.0)		$0.1062	$0.1054	0.8
Total Revenue per Total ASM (estimate)	$0.1206	$0.1288	(6.4)		$0.1198	$0.1178	1.6
Number of Flights	9,955	9,454	5.3		46,319	45,758	1.2
Into-plane Fuel Cost per Gallon (estimate)	$2.14	$2.28	(6.1)		$2.10	$2.10	-

Midwest Airlines Operations
Origin & Destination Passengers	340,565	305,324	11.5		1,579,076	1,462,634	8.0
Scheduled Service Revenue Passenger Miles (000s)	376,181	316,601	18.8		1,727,857	1,554,801	11.1
Scheduled Service Available Seat Miles (000s)	465,868	401,674	16.0		2,222,689	2,054,010	8.2
Total Available Seat Miles (000s)	467,387	404,153	15.6		2,241,248	2,093,604	7.1
Load Factor (%)	80.7%	78.8%	1.9	pts.	77.7%	75.7%	2.0	pts.
Revenue Yield (estimate)	$0.1197	$0.1311	(8.7)		$0.1236	$0.1250	(1.1)
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.0967	$0.1033	(6.4)		$0.0961	$0.0946	1.5
Total Revenue per Total ASM (estimate)	$0.1109	$0.1188	(6.7)		$0.1114	$0.1090	2.2
Average Passenger Trip Length (miles)	1,105	1,037	6.5		1,094	1,063	2.9
Number of Flights	4,774	4,512	5.8		23,494	22,029	6.7
Into-plane Fuel Cost per Gallon (estimate)	$2.14	$2.27	(5.7)		$2.10	$2.10	-

Midwest Connect Operations
Origin & Destination Passengers	100,265	71,184	40.9		374,519	330,125	13.4
Scheduled Service Revenue Passenger Miles (000s)	36,814	23,167	58.9		122,545	102,853	19.1
Scheduled Service Available Seat Miles (000s)	51,345	33,519	53.2		179,982	158,527	13.5
Total Available Seat Miles (000s)	51,345	33,519	53.2		179,982	158,894	13.3
Load Factor (%)	71.7%	69.1%	2.6	pts.	68.1%	64.9%	3.2	pts.
Revenue Yield (estimate)	$0.3003	$0.3763	(20.2)		$0.3399	$0.3771	(9.9)
Passenger Revenue per Schd. Svc. ASM (estimate)	$0.2153	$0.2601	(17.2)		$0.2314	$0.2447	(5.4)
Total Revenue per Total ASM (estimate)	$0.2369	$0.2897	(18.2)		$0.2617	$0.2759	(5.1)
Average Passenger Trip Length (miles)	367	325	12.8		327	312	5.0
Number of Flights	5,181	4,942	4.8		22,825	23,729	(3.8)
Into-plane Fuel Cost per Gallon (estimate)	$2.11	$2.32	(9.2)		$2.12	$2.15	(1.2)

Note: All statistics exclude charter operations except total available seat miles, total revenue per total available seat miles and into-plane fuel cost. Numbers may not recalculate due to rounding.

Curtis E. Sawyer, senior vice president and chief financial officer, explained that like the rest of the domestic airline industry, Midwest is experiencing softness in yields, though some of the reported yield decline is the result of a significant increase in passenger trip length at both Midwest Airlines and Midwest Connect. Passenger traffic volumes remain strong. As a result of the softening yields, the company estimates that earnings for the second quarter will fall short of analysts’ expectations and could fall slightly below the results posted in second quarter 2006 (excluding the impact of costs associated with the unsolicited exchange offer from AirTran Holdings and accounting for the fair value of fixed fuel contracts). The shortfall is primarily attributable to industrywide price weakness that may persist in the U.S. domestic market for some time. The company’s full-year results are likely to be adversely affected, but the amount and duration of the impact cannot be accurately determined at this time. As a result, the company is suspending its previous guidance; revised guidance for the full year will be provided in the near future.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “project,” “expect,” “anticipate,” “predict,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer, customer acceptance of the company’s strategic plan, the company’s ability to successfully implement the strategic plan, an adverse industry yield environment, and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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